Exhibit 10.2

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 24th day of May, 2018, by and between OUTFRONT Media Inc. (“OUTFRONT”), having an address at 405 Lexington Avenue, New York, New York 10174, and Matthew Siegel (“Executive”).
W I T N E S S E T H:
WHEREAS, OUTFRONT desires for Executive to serve as Executive Vice President and Chief Financial Officer of OUTFRONT, and Executive is willing to perform such services, upon the terms, provisions and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, it is agreed upon between OUTFRONT and Executive as follows:

1.     Employment Term. (a) Except as hereinafter provided, OUTFRONT shall employ Executive, and Executive hereby accepts employment as OUTFRONT’s Executive Vice President and Chief Financial Officer, for a three (3) year term commencing June 4, 2018 (the “Effective Date”) and ending on June 3, 2021 (the “Employment Term”). Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee of OUTFRONT, and Executive or OUTFRONT may terminate Executive’s employment with OUTFRONT for any reason or no reason at any time, subject to either party providing at least 180 days’ prior written notice.
(b)    On June 4, 2021 and on each anniversary of such date thereafter, unless the Employment Term shall have ended pursuant to paragraph 1(c) below or OUTFRONT shall have given Executive sixty (60) days’ written notice that the Employment Term will not be extended, the Employment Term shall be extended for an additional year.
(c)    Notwithstanding paragraph 1(a) or 1(b) above, the Employment Term shall end early upon the first to occur of any of the following events:
(i)    Executive’s death;
(ii)    OUTFRONT’s termination of Executive’s employment due to Executive’s disability (as defined in paragraph 7(c));
(iii)    OUTFRONT’s termination of Executive’s employment for Cause (as defined in paragraph 7(b));
(iv)    a Termination Without Cause (as defined in paragraph 7(d)(i));
(v)    a Termination for Good Reason (as defined in paragraph 7(d)(i)); or
(vi)    Executive’s resignation without Good Reason.

2.     Compensation. During the Employment Term:
(a) OUTFRONT agrees to pay Executive, and Executive agrees to accept from OUTFRONT for Executive’s services hereunder, a base salary of six hundred fifty thousand dollars ($650,000) per annum. Base salary shall be payable, less applicable deductions and withholding taxes, in accordance with the regular payroll practices of OUTFRONT. During the Employment Term, Executive’s base salary shall be subject to the potential of increase (but not decrease) at OUTFRONT’s discretion in accordance with OUTFRONT’s compensation guidelines and practices.
(b)    OUTFRONT agrees that Executive shall be eligible to be considered for participation in OUTFRONT’s Executive Bonus Plan (the “EBP”), i.e., OUTFRONT’s current bonus plan, or any successor plans to the EBP. Executive shall have an annual bonus target (“Bonus Target”) equal to seventy-five percent (75%) of Executive’s base salary, which percentage shall not be decreased. Since the EBP is administered under procedures that are not subject to contractual arrangements, (and that are applied similarly to similarly situated senior executives of OUTFRONT), eligibility for consideration is no guarantee of actual participation (or of meeting any target amounts), and the precise amount, form and timing of the awards under the EBP, if any, shall be determined on an annual basis at the sole discretion of the Board of Directors of OUTFRONT (the “Board”), or the appropriate committee of such Board.
(c)    OUTFRONT further agrees that Executive shall be eligible to be considered for participation in the OUTFRONT Media Inc. Omnibus Stock Incentive Plan, i.e., OUTFRONT’s current long-term incentive plan (the “LTIP”), or any successor plan to the LTIP, and shall be recommended for an annual grant with a Target Long-Term Incentive value equal to one million two hundred thousand dollars ($1,200,000) commencing with the 2019 annual grant. Since the LTIP is administered under procedures that are not subject to contractual arrangements, (and that are applied similarly to similarly situated senior executives of OUTFRONT), eligibility for consideration is no guarantee of actual participation (or of meeting any target amounts), and the precise amount, form and timing of the awards under the LTIP, if any, shall be determined on an annual basis at the sole discretion of the Board or the appropriate committee of such Board.
(d)    Subject to approval of the Board or appropriate committee of the Board, the terms of the LTIP and the terms of a separate award agreement, a one-time grant of restricted share units will be made to Executive within ten (10) business days of the Effective Date (the “RSUs”). The number of RSUs to be granted shall be determined by dividing the aggregate grant value of three hundred thousand dollars ($300,000) by the closing price of OUTFRONT’s common stock on the grant date. The RSUs shall vest ratably over a three-year period in equal installments on each of the first three anniversaries of the grant date, subject to Executive’s continued employment on each such vesting date.

3.     Benefits. (a) During the Employment Term, Executive shall be eligible to participate in all plans now existing or hereafter adopted for the general benefit of OUTFRONT employees for the period of such plans’ existence, subject to the provisions of such plans as the same may be in effect from time to time unless otherwise prescribed. Executive shall also be eligible to participate in other OUTFRONT benefit plans in which participation is limited to OUTFRONT executives in positions comparable to or lesser than Executive’s position. Since plans in this latter category are administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation because the discretion of the Board or that of the appropriate committee of such Board, in granting participation, is absolute. To the extent Executive participates in any benefit plan, such participation shall be based upon Executive’s base salary, unless otherwise indicated in the plan document.
(b)    Executive shall be eligible for four weeks of vacation each calendar year during the Employment Term.
4.     Position and Duties. (a) Executive agrees to devote all business time and attention to the affairs of OUTFRONT, except during vacation periods and reasonable periods of illness or other incapacity consistent with the practices of OUTFRONT for executives in comparable positions. Executive further agrees that Executive’s services shall be completely exclusive to OUTFRONT during the Employment Term and that Executive will fulfill all fiduciary duties and exhibit a duty of loyalty to OUTFRONT at all times. Executive also agrees to comply with all applicable OUTFRONT policies, as may be amended from time to time.
(b)    Anything herein to the contrary notwithstanding, Executive will be permitted to serve as a member of the board of directors or similar governing body of one public company, provided that such service is consistent with the business practices and policies of OUTFRONT and does not materially interfere with the performance of Executive’s duties hereunder.
(c)    During the Employment Term, Executive shall report to the Chief Executive Officer of OUTFRONT.
5.     Employment Policies. (a) Executive acknowledges that Executive has been furnished a copy of OUTFRONT’s Code of Conduct (the “Code”). Executive represents and warrants that Executive has read and fully understands all of the requirements thereof, and that Executive is in full compliance with the terms of the Code. Executive further represents and warrants that at all times during the Employment Term, Executive shall perform Executive’s services hereunder in full compliance with the Code (and/or any OUTFRONT conduct statement as may apply from time to time), and with any revisions thereof or additions thereto.
(b)    Executive shall act at all times with due regard to public morals, conventions, and OUTFRONT policies. If Executive shall have committed or does commit any act, or if Executive shall have conducted or does conduct himself in a manner, which shall be an offense involving moral turpitude under federal, state or local laws, or which might tend to bring Executive to public disrepute, contempt, scandal or ridicule, or which might tend to reflect unfavorably upon OUTFRONT, OUTFRONT shall have the right to terminate this Agreement upon notice to Executive given at any time following the date on which the commission of such act, or such conduct, shall have become known to OUTFRONT.
6.     EEOC Acknowledgement. Executive acknowledges that OUTFRONT is an equal opportunity employer. Executive represents and warrants that Executive has read and fully understands the OUTFRONT Equal Employment Opportunity (“EEO”) policy and that Executive is in full compliance with the terms of the EEO policy. Executive further represents and warrants that Executive will comply with the EEO policy and with applicable Federal, state and local laws prohibiting discrimination on the basis of race, color, national origin, religion, sex, age, disability, alienage or citizenship status, sexual orientation, veteran’s status, gender identity or gender expression, marital status, height or weight, genetic information or any other characteristic protected by law or OUTFRONT policy during the Employment Term.
7.     Post-Employment Payments.
(a)    Death. In the event of Executive’s death during the Employment Term, base salary payments and all other compensation to be paid pursuant to this Agreement shall cease immediately and this Agreement shall terminate at the time of death; provided, however, that the estate of Executive shall receive (i) any base salary due and not yet paid through the date of Executive’s death, (ii) any accrued but unused vacation to which Executive was entitled, (iii) any bonus earned under the EBP for the calendar year prior to the calendar year in which Executive is terminated that remains unpaid as of the date of Executive’s death, (iv) reimbursement for any business expense incurred but not yet approved and/or paid as of the date of Executive’s death, and (v) such other amounts or benefits as are required to be paid or provided by law or in accordance with applicable plans, programs and other arrangements of OUTFRONT (items (i) through (v), collectively, the “Accrued Amounts”), and (vi) a prorated bonus for that portion of the year of such termination during which Executive actively rendered such services, paid in accordance with the EBP. The precise amount of bonus payable, if any, will be determined in a manner consistent with the manner bonus pay determinations are made for comparable OUTFRONT executives. In addition, all outstanding equity awards granted to Executive in connection with Executive’s employment with OUTFRONT, shall accelerate and vest immediately on the date of death and be settled as soon as administratively feasible thereafter. The payments provided for in this paragraph 7(a) and paragraphs 7(b) through (f) below that have not been paid as of Executive’s death shall be made in a lump sum payment no later than February 28 of the calendar year following the calendar year of Executive’s death.

(b)    Termination for Cause. (i)    If, during the Employment Term, OUTFRONT properly terminates the employment of Executive for Cause, which for purposes of this Agreement is defined as (A) fraud, misappropriation or embezzlement on the part of Executive, (B) Executive’s conviction of a felony or a misdemeanor involving fraud, perjury or moral turpitude, (C) Executive’s repeated willful failure to perform services hereunder, or (D) Executive’s material breach of the provisions of paragraphs 4, 5, 6, 8, 9, 10, 11, 12 or 13 hereof – except as provided below with respect to clauses (C) or (D) (as it relates to paragraphs 4 and 5 only), then OUTFRONT shall immediately have the right to terminate this Agreement without further obligation of any nature, including, but not limited to, the payment of cash compensation, the vesting of equity compensation, and/or the accrual of vacation time, except for the payment of vested benefits and/or allowing Executive to be eligible for medical and dental benefits as required by law.
     OUTFRONT will give Executive written notice prior to terminating his employment pursuant to paragraphs 7(b)(i)(C) or 7(b)(i)(D) (as the latter relates to paragraphs 4 and 5 hereof), setting forth the nature of any alleged repeated willful failure or material breach in reasonable detail and the conduct required to cure, if any. Except for a repeated willful failure or material breach which, by its nature, OUTFRONT determines cannot reasonably be expected to be cured, Executive shall have ten (10) business days from the date on which OUTFRONT provides such notice within which to cure any repeated willful failure under clause (C) of this paragraph 7(b)(i) or material breach under clause (D) (relating to paragraphs 4 and 5 hereof) of this paragraph 7(b)(i); provided, however, that if OUTFRONT reasonably expects irreparable injury from a delay of ten (10) business days, OUTFRONT may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances. If Executive cures the willful failure or material breach as provided for in the aforementioned notice thereof, then Cause shall not exist with respect to such willful failure or material breach. For purposes of this Agreement, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interest of OUTFRONT.

(ii)    Notwithstanding the foregoing, Executive shall be entitled to receive any Accrued Amounts should Executive’s employment be terminated for Cause pursuant to this paragraph 7(b).
(c)    Disability. (i)     If, while employed during the Employment Term, Executive becomes “disabled” within the meaning of such term under the short-term disability (“STD”) program in which OUTFRONT senior executives are eligible to participate (such condition is referred to as a “Disability” or being “Disabled”), Executive will be considered to have experienced a termination of employment with OUTFRONT as of the date he first becomes eligible to receive benefits under any long-term disability (“LTD”) program in which OUTFRONT senior executives are eligible to participate or, if he does not become eligible to receive benefits under such OUTFRONT LTD program, he has not returned to work by the six (6) month anniversary of his Disability onset date. Except as provided in this paragraph 7(c), if Executive becomes Disabled while employed during the Employment Term, Executive will exclusively receive compensation under the STD program in accordance with its terms and, thereafter, under the LTD program in accordance with its terms, provided he is eligible to receive LTD program benefits.
(ii)    Notwithstanding the foregoing, if Executive has not returned to work by December 31st of a calendar year during the Employment Term, he will receive bonus compensation for the calendar year(s) during the Employment Term in which he receives compensation under the STD program, determined as follows:
(A)    for the portion of the calendar year from January 1st until the date on which Executive first receives compensation under the STD program, bonus compensation shall be determined in accordance with the EBP (i.e., based upon achievement of company performance goals and the Compensation Committee’s good faith estimate of Executive’s achievement of his personal goals) and prorated for such period; and
(B)    for any subsequent portion of that calendar year and any portion of the following calendar year in which Executive receives compensation under the STD program, bonus compensation shall be in an amount equal to his target bonus and prorated for such period(s).
Bonus compensation under this paragraph 7(c)(ii) shall be paid, less applicable deductions and withholding taxes, between January 1st and February 28th of the calendar year following the calendar year to which such bonus compensation relates. Executive will not receive bonus compensation for any portion of the calendar year(s) during the Employment Term while he receives benefits under the LTD program. For the periods that Executive receives compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation provided under this paragraph 7(c)(ii) are in lieu of salary and bonus under paragraphs 2(a) and (b).

(iii)    Further, subject to the release requirement in paragraph 20, if Executive’s employment is terminated due to his “Permanent Disability” (as defined in the then current LTIP), all outstanding equity awards granted to Executive in connection with Executive’s employment with OUTFRONT shall accelerate and vest immediately on the date of such termination of employment and be settled as soon as administratively feasible (no later than ten (10) business days thereafter).
(iv)    Notwithstanding the foregoing, Executive shall be entitled to receive any Accrued Amounts should Executive’s employment be terminated due to his Disability pursuant to this paragraph 7(c).
(d)    Termination Without Cause or for Good Reason. (i) OUTFRONT may terminate Executive’s employment under this Agreement without Cause at any time during the Employment Term by providing written notice of termination to Executive in accordance with paragraph1(a) (a “Termination Without Cause”). In addition, Executive may terminate Executive’s employment under this Agreement for Good Reason at any time during the Employment Term by written notice of termination to OUTFRONT given no more than sixty (60) days after Executive first learns of the event constituting Good Reason (a “Termination for Good Reason”). Such notice shall state an effective termination date that is not earlier than thirty (30) days and not later than sixty (60) days after the date it is given to OUTFRONT, provided that OUTFRONT may set an earlier effective date for Executive’s termination at any time after receipt of Executive’s notice. For purposes of this Agreement (and any other agreement that expressly incorporates the definition of Good Reason hereunder), “Good Reason” shall mean the occurrence of any of the following without Executive’s consent (other than in connection with the termination or suspension of Executive’s employment or duties for Cause or in connection with Executive’s physical and mental incapacity): (A) a material reduction in Executive’s base salary or Bonus Target percentage in effect prior to such reduction; (B) a material reduction in Executive’s positions, titles, authorities, duties or responsibilities from those in effect immediately prior to such reduction; (C) the assignment to Executive of duties or responsibilities that are inconsistent with Executive’s authorities, duties or responsibilities as they shall exist on the Effective Date or that impair Executive’s ability to function as Chief Financial Officer of OUTFRONT; (D) the material breach by OUTFRONT of any of its obligations under this Agreement or any other agreement between it and Executive; (E) the requirement that Executive relocate more than a 50 mile radius outside the Borough of Manhattan; or (F) a change in the person to whom Executive reports to someone who is not a senior executive officer of OUTFRONT. OUTFRONT shall have thirty (30) days from the receipt of Executive’s notice within which to cure such event and in the event of such cure Executive’s notice shall be of no further force or effect. If no cure is effected, Executive’s termination will be effective as of the date specified in Executive’s written notice to OUTFRONT or such earlier effective date set by OUTFRONT following receipt of Executive’s notice.
(ii)    If, during the Employment Term, a Termination Without Cause or a Termination for Good Reason occurs, then Executive shall be entitled to receive the Accrued Amounts and the following other payments and benefits provided by this paragraph 7(d)(ii) (collectively, the “Severance Benefits”):
(A)    a severance payment equal to the sum of (i) twelve (12) months of Executive’s then current base salary (or, if Executive’s base salary has been reduced in violation of this Agreement, Executive’s highest base salary during the Employment Term) and (ii) Executive’s Bonus Target in effect at the time of termination (or, if Executive’s Bonus Target has been reduced in violation of this Agreement, Executive’s highest Bonus Target during the Employment Term) (the “Severance Payment”), payable ratably in equal installments in accordance with OUTFRONT’s then effective payroll practices, over a twelve (12) month period beginning on the regular payroll date next following Executive’s termination date. Executive shall not be required to mitigate the amount of the Severance Payment or other Severance Benefits by seeking other employment.

(B)    a prorated bonus for that portion of the year of such termination during which Executive actively rendered services, paid in accordance with the EBP (the “Pro-Rata Bonus”). The precise amount of bonus payable, if any, will be determined in a manner consistent with the manner bonus pay determinations are made for comparable OUTFRONT executives, and such bonus, if any, less applicable deductions and withholding taxes, shall be payable by March 15 of the calendar year following the calendar year in which the termination occurs in accordance with EBP guidelines;
(C)    to the extent that the Termination Without Cause or Termination for Good Reason is considered a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (“Section 409A”), and which results in the Executive’s loss of eligibility for medical and/or dental benefits under OUTFRONT’s then effective benefit plans, Executive shall be eligible for continued coverage under the existing plans applicable to Executive and/or continued medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. section 1161 et seq. (“COBRA”) and any applicable state law pursuant to the terms thereof. If Executive elects to continue Executive’s coverage under OUTFRONT’s medical and/or dental plans under COBRA or other applicable state law, and if Executive signs the release described in paragraph 20 hereof, OUTFRONT will provide Executive’s coverage at no cost for a time period up to twelve (12) months (assuming Executive does not become covered under another group plan sooner). Any COBRA or analogous state law coverage beyond this time period will be at Executive’s own cost. The amount OUTFRONT will pay for continued medical and/or dental COBRA coverage following Executive’s Termination Without Cause, if any, will be treated as taxable income to the extent required by law and will be reported on a Form W-2, and OUTFRONT may withhold taxes from Executive’s compensation for this purpose. The parties agree that, consistent with the provisions of Section 409A, the following in-kind benefit rules shall also apply: (x) the amount of in-kind benefits paid during a calendar year will not affect the in-kind benefits in any other calendar year; and (y) Executive’s right to in-kind benefits is not subject to liquidation or exchange for another benefit; and
(D)    all outstanding equity awards granted to Executive on or after the Effective Date in connection with Executive’s employment with OUTFRONT, including portions thereof, that would otherwise vest on or before the end of the twelve (12) month period following the date of Executive’s Termination Without Cause or Termination for Good Reason shall accelerate and vest immediately on the date of Executive’s termination of employment and be settled as soon as administratively feasible (but no later than ten (10) business days thereafter); provided, however, that with respect to awards that remain subject to performance-based vesting conditions on Executive’s termination date, in the event, and limited to the extent, that compliance with the performance-based compensation exception is required in order to ensure the deductibility of any such award under Section 162(m) of the Internal Revenue Code of 1986, as amended, such awards shall vest if and to the extent the Compensation Committee of the Board certifies that a level of the performance goal relating to such awards have been met, or, if later, the Release Effective Date (as defined in paragraph 20), and shall be settled within ten (10) business days thereafter; provided, further, that with respect to awards that remain subject to performance-based vesting conditions on Executive’s termination date, in the event and to the extent that compliance with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended, is not required in order to ensure the deductibility of any such award, such award shall immediately vest (with an assumption that the performance goal(s) were achieved at target level, if and to the extent applicable) on the Release Effective Date and be settled within ten (10) business days thereafter.
(iii)    The Severance Benefits are expressly conditioned upon Executive’s execution of a release that becomes effective and irrevocable as provided in paragraph 20 below. The Severance Benefits are in lieu of any other severance payments or protections under any plan that may now or hereafter exist and shall be the sole and exclusive compensation payable in the event of a Termination Without Cause or a Termination for Good Reason. For the avoidance of doubt, following Executive’s Termination Without Cause or Termination for Good Reason, OUTFRONT shall have no further obligation to Executive of any nature, including, but not limited to, the payment of cash compensation, the vesting of equity compensation, and/or the accrual of vacation time, except for the Accrued Amounts and the Severance Benefits. Notwithstanding the foregoing, Executive shall be entitled to receive any base salary due and not yet paid and any accrued but unused vacation should Executive’s employment be terminated pursuant to this paragraph 7(d), and in the event of Executive’s death after termination pursuant to this paragraph 7(d), Executive’s estate shall receive any severance payment due and not yet paid through the date of Executive’s death. Nothing herein shall obligate OUTFRONT to utilize Executive’s services. If the employment of Executive is terminated by OUTFRONT for Cause or by reason of Executive’s Disability or death or resignation without Good Reason, this paragraph 7(d) shall not be applicable.
(iv)    Each payment under this paragraph 7(d) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Any payment under this paragraph 7(d) that is not made during the period following Executive’s Termination Without Cause or Termination for Good Reason because Executive has not executed the release described in paragraph 20, shall be paid to Executive in a single lump sum on the first payroll date following the Release Effective Date (as defined in paragraph 20); provided that Executive executes and does not revoke the release in accordance with the requirements of paragraph 20. Notwithstanding the foregoing, in the event that Executive is a “specified employee” (within the meaning of Section 409A and as determined pursuant to procedures adopted by OUTFRONT) and has actually, or is deemed to have, incurred a “separation from service” within the meaning of Section 409A (a “409A Termination”) and if any portion of Executive’s base salary or Pro-Rata Bonus that would be paid to the Executive (for Termination Without Cause or Termination for Good Reason) during the six-

month period following such 409A Termination constitutes deferred compensation (within the meaning of Section 409A), such portion shall be paid to Executive, to the extent required to comply with Section 409A only, on the earlier of (A) the first business day of the seventh month following the month in which Executive’s 409A Termination occurs or (B) Executive’s death (the applicable date, the “Permissible Payment Date”) rather than as described in the prior sentence, and remaining payments of base salary and/or Pro-Rata Bonus, if any, shall be paid to Executive or to Executive’s estate, as applicable, by payment of Executive’s base salary on regular payroll dates commencing with the payroll date that follows the Permissible Payment Date and by payment of any Pro-Rata Bonus on the first payroll date that follows the Permissible Payment Date. Notwithstanding the foregoing, the limitations under the preceding sentence shall not apply to that portion of any amounts payable upon termination of employment which shall qualify as “involuntary severance” under Section 409A.
(e)    Resignation Without Good Reason. If, during the Employment Term, Executive resigns without Good Reason, Executive shall only be entitled to receive any Accrued Amounts.
(f)    Non-Renewal of Employment Term. For the avoidance of doubt, Executive acknowledges that Executive shall not be entitled to receive any severance payments upon the expiration of this Agreement if Executive continues to be employed on an “at-will” basis following the expiration of this Agreement. However, if OUTFRONT does not renew the Employment Term pursuant to paragraph 1(b) and Executive does not continue to be employed on an “at-will” basis after the end of the Employment Term, upon execution of a release that becomes effective and irrevocable as provided in paragraph 20 below, Executive shall be entitled to receive the Accrued Amounts and Severance Benefits, on and subject to the terms set forth in paragraph 7(d).
(g)    Resignation from Positions. If Executive’s employment with OUTFRONT terminates for any reason, then, unless otherwise determined by the Executive Vice President, General Counsel and Corporate Secretary of OUTFRONT, Executive shall automatically be deemed to have resigned at that time from any and all officer or director positions that Executive may have held with OUTFRONT or any of OUTFRONT’s affiliated companies and all board seats or other positions in other entities Executive held on behalf of OUTFRONT, including any fiduciary positions (including as a trustee) Executive holds with respect to any employee benefit plans or trusts established by OUTFRONT. Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance. If, however, for any reason this paragraph 7(g) is deemed insufficient to effectuate such resignation, Executive agrees to execute, upon the request of OUTFRONT or any of its affiliated companies, any documents or instruments which OUTFRONT may deem necessary or desirable to effectuate such resignation or resignations, and Executive hereby authorizes the Secretary and any Assistant Secretary of OUTFRONT or any of OUTFRONT’s affiliated companies to execute any such documents or instruments as Executive’s attorney-in-fact.

8.     Discoveries and Inventions. OUTFRONT shall own all right, title and interest for the maximum time period available under applicable law to the results of Executive’s services and all artistic materials and intellectual properties which are, in whole or in part, created, developed or produced by Executive during the Employment Term and which are suggested by or related to Executive’s employment hereunder or any activities to which Executive is assigned, and Executive shall not have or claim to have any right, title or interest therein of any kind or nature. Executive hereby undertakes and covenants to do all such further acts and execute all such further assignments, documents and instruments (including, without limitation, patent and copyright registrations and applications) as OUTFRONT may from time to time require or request to effectuate this paragraph 8, and in the event Executive fails to do so within fifteen (15) days of receiving written notice from OUTFRONT requesting the same, Executive hereby appoints OUTFRONT to execute such documents and instruments in its name and on its behalf as its duly authorized attorney and this appointment shall be deemed to be a power coupled with an interest and shall be irrevocable.
9.     Non-Disparagement. Executive agrees that, during the Employment Term and for one (1) year thereafter, Executive shall not, in any communications with the press or other media or any customer, client or supplier of OUTFRONT, or any of OUTFRONT’s affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of OUTFRONT or any of OUTFRONT’s affiliated companies or any of their respective directors, officers or employees. OUTFRONT agrees that during the Employment Term and for a period of one (1) year thereafter, OUTFRONT shall not, in any communications with the press or other media or any customer, client, supplier of OUTFRONT, or any of OUTFRONT’s affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of Executive; provided that OUTFRONT’s obligations shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this paragraph 9 by OUTFRONT. Notwithstanding the foregoing, neither Executive nor OUTFRONT shall be prohibited from making truthful statements either required by law or in connection with any arbitration proceeding described in paragraph 16 hereof concerning a dispute relating to this Agreement.
10.     Non-Solicitation. Executive agrees that, during the Employment Term and for one (1) year thereafter, Executive shall not, directly or indirectly: (i) employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of OUTFRONT or any of OUTFRONT’s affiliated companies; or (ii) do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of OUTFRONT or any of OUTFRONT’s affiliated companies with any customer, employee, consultant or supplier. Should OUTFRONT have reason to believe Executive is violating the terms of this paragraph 10, OUTFRONT may contact any individual(s) necessary to (a) determine the existence of a violation and (b) enforce this paragraph 10, without being deemed to have violated the confidentiality terms of any written agreement between Executive and OUTFRONT.
11.    Non-Competition. Subject to paragraph 4(b), Executive agrees that Executive’s employment with OUTFRONT is on an exclusive basis and that, while Executive is employed by OUTFRONT, Executive will not engage in any other business activity which is in conflict with Executive’s duties and obligations (including Executive’s commitment of time) under this Agreement. Executive agrees that, during the Non-Compete Period (as defined below), Executive shall not directly or indirectly engage in or participate as an owner, partner, member, stockholder, officer, employee, director, agent of or consultant for any business competitive with any business of OUTFRONT, without the written consent of OUTFRONT; provided, however, that this provision shall not prevent Executive from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the entire Employment Term; provided, however, that, if Executive’s employment terminates on or before the then scheduled end of the Employment Term, the Non-Compete Period shall terminate on the date that is twelve (12) months after the date on which Executive’s employment is terminated pursuant to paragraph 7(b), 7(d) or 7(e) (which date may occur after expiration of the scheduled Employment Term, depending on the Executive’s termination date). For purposes of this paragraph 11, “Cause” has the meaning provided in paragraph 7(b)(i). Notwithstanding any other provision hereof, your obligations under this paragraph 11 shall cease if: (a) OUTFRONT terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason, (b) Executive provides OUTFRONT a written notice indicating Executive desires to waive Executive’s right to receive, or to continue to receive, Severance Benefits; and (c) OUTFRONT notifies Executive that it has, in its discretion, accepted Executive’s request.
12.    Confidentiality. Executive agrees that during Executive’s employment hereunder and at any time thereafter, (a) Executive shall not use for any purpose or disclose to any third party, other than in connection with the duly authorized business of OUTFRONT, any information relating to OUTFRONT or any of its affiliated companies which is proprietary to OUTFRONT or any of OUTFRONT’s affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of Executive’s duties under this Agreement consistent with OUTFRONT’s policies); and (b) Executive will comply with any and all confidentiality obligations of OUTFRONT to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (i) is or becomes generally available to the public other than as a result of a disclosure by Executive or at Executive’s direction or by any other person who directly or indirectly receives such information from Executive, each, in violation of Executive’s obligations to OUTFRONT, or (ii) is or becomes available to Executive on a non-confidential basis from a source which is entitled to disclose it to Executive.

13.    Cooperation. (a) Executive agrees that during the Employment Term and for one (1) year thereafter and, if longer, during the pendency of any then-pending litigation or other proceeding, (i) Executive shall not communicate with anyone (other than Executive’s own attorneys and tax advisors), except to the extent necessary in the performance of Executive’s duties under this Agreement or as required by law, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving OUTFRONT or any of OUTFRONT’s affiliated companies, other than any litigation or other proceeding in which Executive is a party-in-opposition, without giving prior notice to OUTFRONT, as applicable, or its counsel; and (ii) in the event that any other party attempts to obtain information or documents from Executive with respect to such matters, either through formal legal process such as a subpoena or by informal means such as interviews, Executive shall promptly notify OUTFRONT or its counsel before providing any information or documents, to the extent permitted by applicable law.
(b)    Executive agrees to cooperate with OUTFRONT and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment. Executive’s cooperation shall include, without limitation, providing assistance to OUTFRONT’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings and any travel related to Executive’s attendance at such proceedings. In the event that Executive’s cooperation is requested after the termination of Executive’s employment, OUTFRONT will (i) seek to minimize interruptions to Executive’s schedule to the extent consistent with its interests in the matter; and (ii) reimburse Executive for all reasonable and appropriate out-of-pocket expenses in a manner consistent with OUTFRONT policy, but in no event later than December 31 of the year following the year in which Executive incurs the related expenses.
(c)    Executive agrees that Executive will not testify voluntarily in any lawsuit or other proceeding brought by a third-party which directly or indirectly involves OUTFRONT or any of its affiliated companies, or which may create the impression that such testimony is endorsed or approved by OUTFRONT or any of its affiliated companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process the approval of, OUTFRONT’s general counsel.
(d)    Notwithstanding the foregoing, this Agreement shall not preclude Executive from participating in any governmental investigation of OUTFRONT, and Executive is not obligated under this Agreement to provide any notice to OUTFRONT regarding Executive’s participation in any governmental investigation of OUTFRONT.
14.    Relief. OUTFRONT has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent, and experience. Executive acknowledges and agrees that any violation of paragraphs 4 through 6 or 8 through 13 of this Agreement will result in irreparable damage to OUTFRONT, and, accordingly, OUTFRONT may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to OUTFRONT, and Executive hereby consents and agrees to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.
15.    Indemnification. OUTFRONT agrees that if Executive is made a party to, threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director, officer, employee, consultant or agent of OUTFRONT, or is or was serving at the written request of, or on behalf of, OUTFRONT as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of OUTFRONT or other entity, Executive shall be indemnified and held harmless by OUTFRONT to the fullest extent permitted or authorized by OUTFRONT’s certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing Executive’s rights to indemnification or contribution) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though Executive has ceased to be a director, officer, member, employee, consultant or agent of OUTFRONT or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. OUTFRONT shall be responsible for reimbursing Executive for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Executive in connection with any Proceeding within twenty (20) business days after receipt by OUTFRONT of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses. Furthermore, with respect to Executive’s acts or failures to act during the Employment Term in Executive’s capacity as a director, officer, employee or agent of OUTFRONT, Executive shall be entitled to liability insurance coverage to the same extent as OUTFRONT’s other similarly-situated senior executives subject to the exclusions and limitations set forth in the policy for such coverage.
16.    Arbitration. Except as provided in paragraph 14 of this Agreement, if any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement (including the documents referenced herein) or Executive’s employment with OUTFRONT (a “Matter In Dispute”), the parties hereto agree that such Matter In Dispute shall be privately arbitrated rather than contested in a court of law before a judge or jury. Any and all Matters In Dispute must be brought in the parties’ individual capacities, and not as a plaintiff or class member in any purported class or representative proceeding. Thus, by agreeing to the terms of this agreement, Executive is hereby waiving any right Executive might otherwise have to litigate a Matter In Dispute as a class or representative proceeding. Any and all Matters In Dispute shall be submitted to arbitration before JAMS Employment Practice, and a neutral arbitrator will be selected in a manner consistent with JAMS Employment Arbitration Rules (“Rules”). Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall bear its respective costs (including attorneys’ fees, and there shall be no award of attorneys’ fees). Judgment upon the final award rendered by such arbitrator may be entered in any court having jurisdiction thereof.
17.    Acknowledgements. Executive represents and warrants:
(a)    that Executive has capacity to enter into this Agreement,
(b)    that Executive has entered into this Agreement voluntarily and with a full understanding of its terms; and
(c)    that Executive is not subject to restrictive covenants or other contractual limitations with any other employer, company, entity or person that would by breached by Executive becoming a party to this Agreement.

18.    Complete Agreement; Governing Law; Successors and Assigns. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof, supersedes any and all prior agreements of the parties with respect to the subject matter thereof, and cannot be changed or extended except by a writing signed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns; provided, however, that neither Executive nor OUTFRONT shall have no right to assign this Agreement or delegate Executive’s/its obligations hereunder, except that OUTFRONT may assign this Agreement to any majority owned subsidiary of or successor in interest to OUTFRONT. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely within the State of New York, with respect to the determination of any claim, dispute or disagreement, which may arise out of the interpretation, performance or breach of this Agreement. If any provision of this Agreement, as applied to either party or to any circumstance, shall be adjudged by a court or duly appointed arbitrator to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability thereof.
19.    Section 409A. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to, as a result of this paragraph 19 or otherwise) shall OUTFRONT be liable for any tax, interest or penalties that may be imposed on Executive (or Executive’s beneficiaries, successors or representatives) under Section 409A. Neither OUTFRONT or any of OUTFRONT’s affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.
20.     Release. Notwithstanding any provision herein to the contrary, OUTFRONT’s obligation to make the payments provided for in paragraphs 7(c), 7(d) and 7(e) shall be conditioned on Executive’s execution of an effective release (with all periods for revocation set forth therein having expired), such date the “Release Effective Date,” in favor of OUTFRONT and any of its affiliated companies within 45 days following Executive’s termination from Executive’s position; provided, however, that if, at the time any severance payments are scheduled to be paid to Executive pursuant to paragraph 7(c), 7(d) or 7(e), as applicable, Executive has not executed a release that has become effective and irrevocable in its entirety, then any such severance payments shall be held and accumulated without interest, and shall be paid to Executive on the first regular payroll date following the Release Effective Date. Executive’s failure or refusal to sign and deliver the release or Executive’s revocation of an executed and delivered release in accordance with applicable laws, whether intentionally or unintentionally, will result in the forfeiture of the payments and benefits under paragraph 7(c), 7(d) or 7(e), as applicable. Notwithstanding the foregoing, if the 45-day period does not begin and end in the same calendar year, then the Release Effective Date shall be deemed to be the later of (a) the first business day in the year following the year in which Executive’s position is terminated or (b) the Release Effective Date (without regard to this proviso). In addition, the payments and benefits described in paragraph 7(c), 7(d) or 7(e), as applicable, shall immediately cease, and OUTFRONT shall have no further obligations to Executive with respect thereto, in the event that Executive materially breaches any provision of paragraphs 4 through 6 and 8 through 13 hereof.
21.    Notices. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their addresses above indicated.
22.    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
23.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.
24.    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, OUTFRONT and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by OUTFRONT of all of its rights and obligations hereunder to any successor to OUTFRONT by merger or consolidation or purchase of all or substantially all of OUTFRONT’s assets, provided such transferee or successor assumes the liabilities of OUTFRONT hereunder.
[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of May 24, 2018.

OUTFRONT Media Inc.

By	/s/ Nancy Tostanoski

Nancy Tostanoski
Executive Vice President,
Chief Human Resources Officer

By	/s/ Matthew Siegel

Matthew Siegel

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